Exhibit 10.1

REXNORD CORPORATION
DEFERRED COMPENSATION PLAN
Effective as of January 1, 2016

i

(continued)

ii

(continued)

iii

(continued)

		Page
12.05	No Right to Continued Employment	18
12.06	Choice of Law	18
12.07	Severability	18
12.08	Clawback	18
12.09	Captions	18
12.10	Non-Exclusivity of Plan	18
12.11	Notice	18
12.12	Successors	19
12.13	Spouse's Interest	19
12.14	Minors, Incompetent Persons, etc.	19
12.15	Court Order	19
12.16	Requirement for Release	19

iv

REXNORD CORPORATION
DEFERRED COMPENSATION PLAN
Rexnord Corporation hereby establishes this Rexnord Corporation Deferred Compensation Plan (the "Plan") effective as of January 1, 2016. The purpose of this Plan is to provide certain specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of Rexnord Corporation by (i) allowing those employees to receive credit for Company contributions which exceed the limits imposed by the Internal Revenue Code under the tax-qualified Rexnord Corporation 401(k) Plan and (ii) providing a means whereby certain amounts payable by the Company to selected employees may be deferred to some future period.
This Plan is unfunded for tax purposes and for purposes of Title I of ERISA and is intended to satisfy and be in compliance with the provisions of the Internal Revenue Code of 1986 (the “Code”) as they relate to deferred compensation benefits, with particular emphasis on Code §409A. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Code §409A, then such provision or term shall be deemed to be reformed to comply with Code §409A.
ARTICLE I
DEFINITIONS
1.01    "Account" shall mean the total of a Participant's Deferral Account and Personal Retirement Contribution Account.
1.02    "Affiliate" shall mean a member of the Controlled Group.
1.03    "Annual Addition Limitation" shall mean the limitation on the annual additions to the account of a participant in the Qualified Plan imposed by Code §415(c).
1.04    "Annual Installment Method" shall mean a benefit payment method involving a series of annual installment payments over either five (5) years or ten (10) years as selected by the Participant in accordance with this Plan, which will be calculated in the manner set forth in this Section. The Account Balance of the Participant will be determined as of the close of the business day that is closest to the date of distribution as administratively practicable. The annual installment will be calculated by multiplying this balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of annual payments due the Participant. Each annual installment will be paid within the first sixty (60) days of the calendar year following the applicable year or as soon as administratively practicable.
1.05    "Base Salary" shall mean all amounts included in a Participant's Compensation as defined in the Qualified Plan for Salary Deferral Contributions purposes other than amounts which are also Incentive Compensation (even if such other amounts would be included in Compensation under the Qualified Plan) and which, but for an Incentive Compensation Deferral

1

Election under this Plan, would be paid to a Participant and considered to be "wages" for purposes of United States federal income tax withholding.
1.06    "Base Salary Deferral" shall mean a deferral by a Participant of part or all of any Base Salary otherwise payable to him in accordance with Section 2.01.
1.07    "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article VII who or which are entitled to receive benefits under this Plan upon the death of a Participant.
1.08    "Beneficiary Designation Form" shall mean the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate, in order to designate one or more Beneficiaries.
1.09    "Board" shall mean the Company’s Board of Directors.
1.10    "Change in Control" shall mean any of the following events in which the Corporation does not survive: any merger, combination, consolidation, or other reorganization; any exchange of common stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation; or any other event in which the Corporation does not survive
1.11    "Committee" shall mean the Compensation Committee of the Board.
1.12    "Company" shall mean Rexnord Corporation, a Delaware corporation.
1.13    "Company Contributions Account" shall mean the bookkeeping account used to measure and determine a Participant’s interest in this Plan attributable to Matching Contributions and Personal Retirement Account Contributions, as adjusted for earnings and losses and distributions.
1.14    "Compensation Limit" shall mean the limitation imposed by Code § 401(a)(17) on the amount of Compensation which can be considered in determining the amount of an individual's Participant Contributions to the Qualified Plan.
1.15    "Controlled Group" shall mean any corporation which is a member of a controlled group of corporations (as defined by Code §414(b)) of which the Company is a member, any other trade or business (whether or not incorporated) which is under common control (as defined by Code §414(c)) with respect to the Company or any organization which is a member of an affiliated service group (as defined by s Code §414(m)) of which the Company is a member and any other entity required to be aggregated with the Company pursuant to regulations Code §414(o), but only for the period during which such other corporation, trade or business or organization and the Company are members of such controlled group of corporations, are under such common control or are serving as members of such an affiliated service group.

2

1.16    "Deferral Account" shall mean the bookkeeping account used to measure and determine a Participant’s interest in this Plan attributable to Base Salary Deferrals and Incentive Compensation Deferrals, as adjusted for earnings and losses and distributions.
1.17    "Deferral Amount" shall mean that portion of a Participant's Base Salary and Incentive Compensation that a Participant elects to have deferred, in accordance with Article II, for any one Plan Year.
1.18    "Deferral Election" shall mean an election made pursuant to Article II by a Participant to defer receipt of a part of his Base Salary or to defer receipt of all or a part of his Incentive Compensation.
1.19    "Deferral Election Form" shall mean the form established from time to time by the Committee or its delegate that a Participant completes, signs and returns to the Committee or its delegate or completes electronically to make a Deferral Election pursuant to Article II, in order to defer receipt of a part of his Base Salary or to defer receipt of all or a part of his Incentive Compensation.
1.20    "Distribution Election" shall mean an election made pursuant to Article IV by a Participant to designate the form of distribution for his Retirement Benefit.
1.21    "Distribution Election Form" shall mean the form established from time to time by the Committee or its delegate that a Participant completes, signs, and returns to the Committee or its delegates or completes electronically to designate the Distribution Election.
1.22    "Eligible Employee" shall mean an Employee who is employed in the United States or paid from United States payroll, in pay grade 44 or above and approved by the Compensation Committee or its designee as an Eligible Employee.
1.23    "Employee" shall mean any person who is employed by the Company or an Affiliate.
1.24    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.
1.25    "Incentive Compensation" shall mean any award payable to a Participant under the Company's Management Incentive Plan or Sales Incentive Compensation Program or any other similar annual incentive plan maintained by the Company or an Affiliate with respect to a particular fiscal year of the Company and any signing or hiring bonus payable to a Participant with respect to a Plan Year, which, but for a Compensation Deferral Election under this Plan, would be paid to a Participant and considered to be "wages" for purposes of United States federal income tax withholding.
1.26    "Incentive Compensation Deferral" shall mean a deferral by a Participant of part or all of any Incentive Compensation otherwise payable to him in accordance with Section 2.02.
1.27    "Matching Contributions" for any Plan Year shall mean the amount determined in accordance with Section 2.03.

3

1.28    "Measurement Funds" shall mean the investment vehicles offered under this Plan which are the same as the investment options offered under the Qualified Plan other than a Company stock fund, each of whose purpose is to mirror, to the greatest extent reasonably possible, the investment performance of a particular benchmark fund. Notwithstanding the foregoing, Measurement Funds shall not include any collective investment trusts, even if offered under the Qualified Plan.
1.29    "Participant" shall mean:

(a)	An Eligible Employee who elects to participate in the Plan and whose signed Deferral Election Form is accepted by the Committee or its delegate; or

(b)	An Eligible Employee entitled to a Personal Retirement Account Contribution under the Plan.
A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if the spouse or former spouse has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
1.30    "Performance-Based Compensation" shall have the meaning set forth in Code §409A and the regulations thereunder.
1.31    "Performance Period" shall mean the period over which a Participant's entitlement to and amount of Incentive Compensation is measured.
1.32    " Personal Retirement Account Contributions" for any Plan Year shall mean the amount determined in accordance with Section 2.04.
1.33    "Plan Year" shall mean the twelve (12) consecutive month period from January 1 through the following December 31.
1.34    "Qualified Plan" shall mean the Rexnord LLC 401(k) Plan, as amended from time to time.
1.35    "Retirement " shall mean a Participant's Separation from Service on or after attainment of age sixty (60).
1.36    "Retirement Benefit" shall mean the benefit due to a Participant upon Retirement.
1.37    "Separation from Service" shall have the meaning assigned to such term under Code §409A and regulations thereunder. In general, a Participant shall have a Separation from Service upon the termination of all employment with the Company and any Affiliate for any reason or a reduction in the level of bona fide services by the Participant to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period, other than while the individual is on sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leaves does

4

not exceed twelve (12) months or, if longer, so long as the individual’s right to reemployment with the Company or any Affiliate is provided either by statute or contract. If the period of leaves exceeds twelve (12) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such twelve-month period.
1.38    "Termination Benefit" shall mean the benefit set forth in Article V.
1.39    "Trustee" shall mean the trustee of any trust established by the Company to fund benefits under this Plan.
1.40    "Unforeseeable Emergency" shall mean a severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Code §152(a)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code §152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case
Terms that are not otherwise defined in this Article I shall have the meanings set forth in the Qualified Plan document.
ARTICLE II
DEFERRAL AND PERSONAL RETIREMENT ACCOUNT CREDITS
2.01    Base Salary Deferral.

(a)
Each Plan Participant will be permitted to make an irrevocable election to defer (such Deferral Election to be made in whole percentages) receipt of an amount equal to one percent (1%) through seventy-five percent (75%) of his Base Salary. The Participant must deliver such Deferral Election Form to the Company before December 15th of the Plan Year immediately preceding the Plan Year for which the deferral is intended. Deferral Elections for Base Salary Deferrals shall not carry over from year to year.

(b)
If an individual first becomes an Eligible Employee after the first day of a Plan Year, any Base Salary Deferral Election Form must be submitted within thirty (30) days of the date the individual first became an Eligible Employee. Any such

5

deferral will be implemented with the effect that the Participant’s deferred Base Salary would be limited to the amount of Base Salary not yet earned by the Participant as of the date the Participant submits a Deferral Election Form to the Company for acceptance.

(c)
During each Plan Year, the Base Salary Deferral amount elected under this Section 2.01 will be withheld from each regularly scheduled Base Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Salary.

2.02    Incentive Compensation Deferral.

(a)
Each Plan Participant will be permitted to make an irrevocable election to defer (such Deferral Election to be made in whole percentages) receipt of an amount equal to one percent (1%) through seventy-five percent (75%) of his Incentive Compensation. To the extent that such Incentive Compensation constitutes Performance-Based Compensation, a Participant must deliver a Deferral Election Form to the Company at least six months before the last business day of the Performance Period. To the extent that such Incentive Compensation does not constitute Performance-Based Compensation, a Participant must deliver a Deferral Election Form to the Company prior to the commencement of the Performance Period over which the Participant earns such Incentive Compensation. Deferral Elections for Incentive Compensation Deferrals shall not carry over from year to year.

(b)
If an Employee first becomes an Eligible Employee after the first day of a Performance Period, the amount of Incentive Compensation that the Participant may defer with respect to such Performance Period will be prorated to the extent necessary to reflect only the period beginning on the date the Participant submits a Deferral Election form to the Company or an Affiliate for acceptance and ending on the last day of the Performance Period. Any election by such an Employee must be submitted within thirty (30) days of the date the individual first became an Eligible Employee, or, if later and to the extent that such Incentive Compensation qualifies is Performance-Based Compensation, at least six (6) months prior to the last business day of the Performance Period to which the Deferral Election relates.

(c)	The Incentive Compensation Deferral will be withheld at the time the Incentive Compensation is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
2.03    Matching Contribution. A Participant's Matching Contribution for any Plan Year shall be equal to fifty percent (50%) of the first eight percent (8%) of Base Salary and Incentive Compensation that the Participant defers under this Plan as a Base Salary Deferral and Incentive Compensation Deferral.

6

2.04    Personal Retirement Account Contribution. A Participant's Personal Retirement Account Contribution for any Plan Year will be equal to the amount that the Company would have contributed to the Participant’s account in the Qualified Plan as a Personal Retirement Account Contribution to that Qualified Plan but for the application of the Annual Additions Limitation or the Annual Compensation Limitation under the Qualified Plan. The Personal Retirement Account Contribution will be calculated quarterly and will be credited to the Participant’s Personal Retirement Account by the end of the month following the close of each calendar quarter.
2.05    Termination of Participation and/or Deferrals.

(a)
Participant No Longer Eligible Employee. If the Committee or its delegate determines in good faith that a Participant no longer qualifies as an Eligible Employee or a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with ERISA §§201(2), 301(a)(3) and 401(a)(1), the Participant shall be prevented from making future Deferral Elections.

(b)
Cancellation Upon Unforeseeable Emergency Distribution. In the event that a Participant receives a distribution under Article VI due to an Unforeseeable Emergency, a Participant's Deferral Election shall be cancelled as provided in such Article VI.

ARTICLE III
PLAN ACCOUNTS
3.01    Vesting. A Participant will have a one hundred percent (100%) vested interest in his Deferral Account. A Participant will be vested in his Company Contributions Account after three (3) full years as an Eligible Employee or, if sooner, upon a Change in Control. If a Participant has a Separation from Service prior to the completion of three (3) full years as an Eligible Employee or a Change in Control, he will forfeit his Company Contributions Account.
3.02    Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee or its delegate, in its sole discretion, amounts will be credited or debited to a Participant's Account Balance in the manner set forth in the provisions of this Section.

(a)
Allocation to Measurement Funds. A Participant, in connection with his initial Deferral Election in accordance with Section 2.01 or 2.02 above, will be permitted to also elect to have one or more Measurement Funds used to determine the amounts to be credited to his Account Balance and his election will continue to be in effect thereafter, unless it should be changed in accordance with subsection (c).

7

(b)
Crediting or Debiting Method. The performance (either positive or negative) of each elected Measurement Fund will be determined by the Committee or its delegate, based on the performance of the Measurement Funds themselves. A Participant's Account Balance will be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee or its delegate in its sole discretion, as though:

(1)	a Participant's Account Balance were actually invested in the Measurement Fund(s) selected by the Participant as of the close of business on any business day, at the closing price on that day;

(2)
the portion of the Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable on such day, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant's Base Salary or Incentive Compensation through reductions in his payroll, at the closing price on such date; and

(3)
any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the applicable percentages, no earlier than one business day prior to the distribution, at the closing price on such date.

(c)
Transfers among Measurement Funds. The Participant will be permitted to change, on a daily basis, any previous Measurement Fund election or elections he has made with regard to his Account Balance. The elections and changes to such elections which a Participant makes pursuant to this subsection will be made by means of any method (including any available telephonic or electronic method which is acceptable to the Committee or its delegate at the time the election or change is made by the Participant), and may be made at any time and will be effective as of the New York Stock Exchange closing immediately following the making of that election or change; provided, however, if it is determined by the Committee or its delegate that an investment election made by a Participant is invalid or defective, the Participant’s election, until duly corrected by him, will be deemed to have been made in favor of whatever short-term, money market vehicle is available under the Plan at that time.

(d)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance will not be considered or construed in any manner as an actual investment of his Account Balance in any such Measurement Fund. In the event that the Company or the Trustee, in its own discretion, decides to invest funds in

8

any or all of the Measurement Funds, no Participant will have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance will at all times be a bookkeeping entry only and will not represent any investment made on his behalf by the Company or any trust established by the Company to fund benefits under this Plan. The Participant will at all times remain an unsecured creditor of the Company.

(e)
Company Reservation of Rights. Consistent with the preceding sentence, nothing to the contrary in this Plan or any of its forms or communication material, nor in any document associated with the Trust, should be interpreted or understood to provide Participants or their Beneficiaries with any current, direct rights with respect to any assets held by the Trustee.

3.03    FICA and Other Taxes.

(a)
Deferral Amounts. For each Plan Year in which a Deferral Amount is being withheld from a Participant or a Personal Retirement Account Contribution is credited, the Company or any Affiliate employing the Participant will withhold from that portion of the Participant’s Base Salary and Incentive Compensation which is not being deferred the Participant’s share of FICA and other employment taxes on such Deferral Amount and Personal Retirement Account Contribution.

(b)
Distributions. The Company or any Affiliate employing the Participant, or the Trustee, will withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the Trustee.

ARTICLE IV
RETIREMENT BENEFIT
4.01    Retirement Benefit. Following a Participant's Retirement, such Participant shall receive his vested Account Balance as a Retirement Benefit payable in accordance with Section 4.02.
4.02    Distribution Election. A Participant, in connection with his commencement of participation in the Plan, may elect to receive his Retirement Benefit in a lump sum or pursuant to an Annual Installment Method by submitting a Distribution Election Form to the Company at the time of his initial Deferral Election or, if earlier, within thirty (30) days of the date he first becomes a Participant. A Participant who becomes a Participant by commencing a Deferral Election must submit a Distribution Election Form at the time he submits his Deferral Election Form. A Participant who becomes a Participant due to eligibility for a Personal Retirement Account Contribution must submit a Distribution Election Form within thirty (30) days of the date he first becomes a Participant. Any Participant who fails to complete and deliver a valid

9

Distribution Election Form within the timeframes set forth in this Section 4.02 shall receive his Retirement Benefit in a lump sum distribution at the time specified in Section 4.03 below.
4.03    Commencement of Payments. A lump sum payment will be made, or installment payments will commence, as soon as administratively practicable after the date that is six (6) months after the date of a Participant's Separation from Service. Any subsequent annual installments will be paid in January of each Plan Year.
4.04    Changes to Retirement Benefit Payment Methods.

(a)	A Participant may change any Distribution Election he has previously made pursuant to Section 4.01, provided, however, that only one such change may be made and that any such change must:

(1)	not result in the acceleration of payments;

(2)	not be effective for 12 months after such change is made;

(3)
result in the deferral of payments with respect to which the election is changed for a period of at least 5 years (e.g., change from lump sum to installments commencing 5 years from a participant’s termination date);

(4)	not be made less than 12 months prior to the first scheduled payment.

(b)
Such change will be accomplished by the Participant submitting notice of such change to the Company on a new Distribution Election Form, but such change will not be valid, unless it has been submitted by the Participant and accepted by the Company at least one (1) year prior to the Participant's Retirement. The Distribution Election Form most recently accepted by the Committee or its delegate shall govern the payout of the Retirement Benefit.

4.05    Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall paid to the Participant's Beneficiary in a lump sum distribution as soon as administratively practicable following the Participant's death.
4.06    Death Prior to Retirement. If a Participant dies while still employed with the Company but while eligible for Retirement, the Participant's benefits shall be paid to the Participant's Beneficiary in a lump sum distribution as soon as administratively practicable following the Participant's death.
4.07    Small Accounts. Notwithstanding any other provision herein to the contrary, if the aggregate total of a Participant’s Account Balance along with the value of such Participant’s account balance or benefits under any other plan of the Company with which this Plan is required to be aggregated with under Code §409A as of such Participant’s Retirement date does not exceed the dollar amount of the deferral limit then in effect under Code §402(g), the Participant’s Retirement Benefit shall be paid in a lump sum.

10

4.08    Change in Control After Retirement. If a Change in Control occurs after a Participant's Retirement or while a Participant is Retirement-eligible but before the Retirement Benefit is paid in full, the Participant's entire Account Balance shall paid to the Participant in a lump sum distribution as soon as administratively practicable following the Change in Control.
4.09    Deduction Limitation. A payment otherwise required to be made pursuant to the provisions of this Article IV shall be delayed if the Company reasonably anticipates that the Company’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Company anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service.
ARTICLE V
TERMINATION PRIOR TO RETIREMENT BENEFIT
5.01    Termination Benefit. Following a Participant's Separation from Service prior to Retirement, such Participant shall receive his vested Account Balance as a Termination Benefit payable in accordance with Section 5.02.
5.02    Payment of Termination Benefit. The form of payment of a Participant’s Account Balance, if such payment is due to the Participant’s Separation from Service prior to Retirement, will in all cases be a lump sum, which will be distributed as soon as administratively practicable after the date that is six (6) months after the date of a Participant's Separation from Service.
5.03    Change in Control before Retirement. If a Change in Control occurs prior to a Participant's Separation from Service, the Participant's entire Account Balance will be paid to the Participant in a lump sum distribution as soon as administratively practicable following the Change in Control.
5.04    Deduction Limitation. A payment otherwise required to be made pursuant to the provisions of this Article V shall be delayed if the Company reasonably anticipates that the Company’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Company anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which occurs the six (6) month anniversary the Participant's Separation from Service.

11

ARTICLE VI
FINANCIAL EMERGENCY
6.01    Financial Hardship. A partial or total distribution of the Participant’s Account shall be made prior to a Participant's Separation from Service upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Committee’s or its delegate's determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under Section 6.02 and any other nonqualified deferred compensation plan of the account balance type sponsored by the Company or an Affiliate.
6.02    Amount of Financial Hardship Distribution. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election under Section 2.01 or Section 2.02 and any other nonqualified deferred compensation plan of the account balance type sponsored by the Company or an Affiliate upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.
6.03    Cancellation of Deferral Election upon Financial Emergency Distribution. In the event that a Participant makes application for a hardship distribution under Section 6.01 and the Committee or its designee determines that an Unforeseeable Emergency exists, all deferral elections otherwise in effect under Article II and any other nonqualified deferred compensation plan of the account balance type sponsored by the Company or its Affiliates shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of Section 2.01 or 2.02, as the case may be, as those provisions apply to someone who is already a Participant in the Plan.
ARTICLE VII
BENEFICIARY DESIGNATION
7.01    Beneficiary. Each Participant will have the right, at any time, to designate his Beneficiary or Beneficiaries (both primary and contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this

12

Plan may be the same as or different from the Beneficiary designation under any other plan of the Company or an Affiliate in which the Participant participates.
7.02    Beneficiary Designation or Change of Designation. A Participant will be permitted to designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company. A Participant will have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed will be canceled. The Company will be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Company prior to the Participant’s death.
7.03    Spousal Consent Required. If a Participant names someone other than his spouse as a Beneficiary, a spousal consent, in the form designated by the Company, must be signed by that Participant's spouse and returned to the Company.
7.04    Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received by the Company.
7.05    Absence of Valid Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in the preceding Sections or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary will be deemed to be his surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary will be payable to the executor or personal representative of the Participant's estate.
7.06    Doubt as to Beneficiary. If the Committee or its delegate has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee or its delegate will have the right, exercisable in its discretion, to withhold such payments until this matter is resolved to the Committee's or the delegate’s satisfaction.
7.07    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary will fully and completely discharge the Company and all of its Affiliates and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's participation in this Plan will terminate upon such full payment of benefits.
ARTICLE VIII
LEAVE OF ABSENCE
8.01    Paid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant for any reason to take a paid leave of absence, the Participant will continue to be considered to be an Employee and the Deferral Amount will continue to be withheld during such paid leave of absence.

13

8.02    Unpaid Leave of Absence. If a Participant is authorized by the Company or the Affiliate employing the Participant to take an unpaid leave of absence, the Participant will continue to be considered to be an Employee and the Participant will be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals will resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the Deferral Election, if any, made for that Plan Year. If no Deferral Election was made for that Plan Year, no deferral will be withheld.
ARTICLE IX
TERMINATION, AMENDMENT OR MODIFICATION
9.01    Termination. Although the Company and each Affiliate anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company or any such Affiliate will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of the Committee.
If this Plan is terminated, no additional deferrals or contributions shall be credited to any Participant Account hereunder. Following Plan termination, Participants’ Accounts shall be paid at such time and in such form as provided under the Plan. Notwithstanding the preceding sentence, either at the time of termination or on a subsequent date the Company may, in its discretion, determine to distribute the then existing Account balances of Participants and Beneficiaries and, following such distribution, there shall be no further obligation to any Participant or Beneficiary under this Plan; provided, however, that the authority granted to the Company under this sentence shall be implemented only to the extent permissible under Code §409A and regulations and other guidance issued by the Internal Revenue Service interpreting the provisions of that Section.
9.02    Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by action of the Committee; provided, however, that:

(a)
no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification; and

(b)
the amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

14

Notwithstanding the foregoing, the Committee may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code §409A and regulations thereunder.
9.03    Effect of Payment. The full payment of all applicable benefits hereunder shall completely discharge all obligations to a Participant and his Beneficiaries under this Plan.
ARTICLE X
ADMINISTRATION
10.01    Committee Duties. Except as otherwise provided in this Article, this Plan will be administered by the Committee and its delegates. The Committee will also have the discretion and authority to:

(a)	make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and

(b)	decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.
When making a determination or calculation, the Committee will be entitled to rely on information furnished by a Participant or the Company.
10.02    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company any Affiliate. The Company’s Chief Human Resources Officer, will at all times, unless otherwise determined by the Committee, be deemed to be and shall be specifically referred to herein as the Committee’s delegate for all purposes herein.
10.03    Binding Effect of Decisions. The decision or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.
10.04    Indemnity of Committee. The Company and its Affiliates shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Committee or its delegate against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or such Employee.
10.05    Employer Information. To enable the Committee and its delegates to perform their functions, the Company will supply full and timely information to the Committee and delegates on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or circumstances of the Retirement, Disability, death or Separation

15

from Service of its Participants, and such other pertinent information as the Committee or its delegate may reasonably require.
ARTICLE XI
CLAIMS PROCEDURE
11.01    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee or its delegate a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
11.02    Notification of Decision. The Committee or its delegate will consider a Claimant's claim within a reasonable time, and will notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee or its delegate has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant;

(c)	the specific reason(s) for the denial of the claim, or any part of it;

(1)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(2)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(3)	an explanation of the claim review procedure set forth in Section 11.03 below.
11.03    Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee or its delegate that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee or its delegate a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

16

(c)	may request a hearing, which the Committee or its delegate, in its sole discretion, may grant.
11.04    Decision on Review. The Committee or its delegate will render any decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's or its delegate’s decision must be rendered within one hundred and twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee or its delegate deems relevant.
11.05    Legal Action. A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE XII
MISCELLANEOUS
12.01    Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or any of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company may finance its obligation hereunder on an ongoing or periodic basis via a grantor trust that the Company implements.
12.02    Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Affiliates. The Plan will supplement and will not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

17

12.03    Company Liability. The Company’s or an Affiliate's liability for the payment of benefits will be defined only by the Plan. The Company and its Affiliates will have no obligation to a Participant under the Plan, except as expressly provided in the Plan.
12.04    Nonassignability. Neither a Participant nor any other person will have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable will, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
12.05    No Right to Continued Employment. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or any of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 12.05, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
12.06    Choice of Law. Subject to ERISA, this Plan and all other related documents shall be governed by and construed in accordance with the laws of the State of Delaware.
12.07    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
12.08    Clawback. The awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of cash received under this Plan.
12.09    Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
12.10    Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Committee to authorize any other compensation under any other plan or authority.
12.11    Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

18

Chief Human Resources Officer
Rexnord Corporation
247 Freshwater Way
Milwaukee, WI 53204
Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
12.12    Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's designated Beneficiaries.
12.13    Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant will automatically pass to the Participant and will not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor will such interest pass under the laws of intestate succession.
12.14    Minors, Incompetent Persons, etc. If the Committee or its delegate determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee or its delegate may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee or its delegate may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such payment amount.
12.15    Court Order. The Committee or its delegate is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee or its delegate, in its sole discretion, will have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant’s benefits under the Plan to that spouse or former spouse.
12.16    Requirement for Release. Any payment to any Participant or a Participant's present, future or former spouse or Beneficiary in accordance with the provisions of this Plan will, to the extent thereof, be in full satisfaction of all claims against the Plan and the Company, and the Company may require such Participant or Beneficiary, as a condition precedent to such payment to execute a receipt and release to such effect.

19